Exhibit 10.15

Krishna P. Singh Technology Campus, 1 Holtec Blvd., Camden, NJ 08104 Telephone (856) 797-0900 Fax (856) 797-0909

CONFIDENTIAL EMOLUMENT FORM

[For VPs, this form is only accessible to HR and the Company official who the Candidate will report to]

Candidate’s Name: Email: Phone:	Mr. Thomas Howe

Date of this revised offer:
Division:
Position:
Reports To:
Work Location:
Annual Salary:
Bonus:
Other Benefits:
Retirement Savings:
Paid Time Off:
Company Paid Holidays:
Medical/Dental/Vision Benefits:
Basic Life/AD&D Insurance:
Voluntary Benefits:	June 12, 2025
Corporate Shared Services
Senior Vice President and Chief Financial Officer
Dr. Kris Singh, Chief Executive Officer (CEO)
KPS Technology Campus—Camden, NJ
$400,000 (Four Hundred Thousand Dollars)
Discretionary Bonus—See Addendum A
See Addendum A
Standard Holtec International 401(k) plan — Up to 5% match
Twenty (20) days of PTO annually, prorated for 2025
Eleven Holidays (Nine Corporate Holidays; Two Floating Holidays)
Eligible on First Day of Employment — Cost share
Eligible on First Day of Employment — Company paid
Eligible on First Day of Employment — Employee paid

Expected Start Date: Offer Acceptance Date:	July 7, 2025 Before June 19, 2025

Instruction for Effectuating Inclusion in Holtec’s ADP Register of Associates

The candidate must sign and return this form by email to Jack Johnston (jjohnston@holtecmfg.com) before the expiration date noted above. This offer becomes null and void unless accepted by the expiration date. By signing this Holtec International Offer Form, the candidate understands and agrees to the attached Confidentiality, Non-compete, Non-solicitation (11HR) document. Holtec International requires the candidate to sign the Confidentiality, Non-competition, Non-solicitation (11HR) document before commencing work. A copy of this document is attached along with Holtec International’s Corporate Governance Policy.

By accepting this offer the candidate agrees to enter an employment-at-will relationship with the Company under the laws of the State of New Jersey and agrees to the terms and conditions of Holtec International’s Employee Manual. The Employee Manual is attached to this offer of employment.

Candidate’s Signature: /s/ Thomas Howe	Date: 6/12/25

Krishna P. Singh Technology Campus, 1 Holtec Blvd., Camden, NJ 08104 Telephone (856) 797-0900 Fax (856) 797-0909

Addendum A

[For VPs, this form is only accessible to HR and the Company official who the Candidate will report to]

•	The Candidate’s bonus for the year end 2025, subject to satisfactory performance, will be a fixed amount of $400,000 (Four Hundred Thousand Dollars).

•

The Candidate’s bonus protocol in 2026, et. seq., will be based on the effectiveness of his Department’s operation and success in monetizing the Enterprise units as they are put up for public or private equity acquisition. This monetization process is apt to run for the next five years with multiple transactions over this period. A detailed formalism shall be worked out at the end of this year (2025) that will properly mirror the candidate’s work profile and give the candidate a high level of certainty of future income. The minimum bonus will be 400K each year. It is expected that the bonus earned will exceed 100% of the Candidate’s base salary in each year.

•

Subject to acceptable performance and continuity of service, the Candidate will be made whole for the retirement funds forfeited by prematurely terminating his employment contract with his current employer which is $355K. This reimbursement will occur on or about the anniversary of the candidate’s 60th birthday.

•	After three years of service, the Candidate will become eligible for all ancillary benefits that are awarded by the Company for sustained distinguished performance.

Candidate’s Signature: /s/ Thomas Howe	Date: 6/12/25